EXHIBIT 10.1

ARAMARK HOLDINGS CORPORATION

SENIOR EXECUTIVE ANNUAL PERFORMANCE BONUS PLAN

1. General. This Plan is intended to provide for an annual performance bonus for the Chairman and CEO and other designated Senior Executives upon the attainment of annual performance goals established by the Committee, which annual performance bonus will be excluded from the computation of compensation for purposes of the federal income tax deductibility limitation on executive officer compensation.

2. DEFINITIONS

“ARAMARK” means ARAMARK Holdings Corporation, a Delaware corporation, and any successor.

“CEO” means the Chairman and Chief Executive Officer of ARAMARK or the individual or individuals acting in that capacity.

“Committee” means the committee of those members of either the Compensation and Human Resources Committee or such other committee of the ARAMARK board of directors that may be delegated as a compensation committee for purposes of Section 162(m), consisting of two or more directors as may be delegated authority to administer this Plan, who are required to be, so long as ARAMARK is a corporation subject to Section 162(m), outside directors within the meaning of Section 162(m).

“Company” means ARAMARK Holdings Corporation, a Delaware corporation, and any successor.

“Participant” means the, CEO and the other Senior Executives designated to participate in this Plan.

“Plan” means this ARAMARK Senior Executive Annual Performance Bonus Plan.

“Section 162(m)” means Section 162(m) under the Internal Revenue Code of 1986, as amended, or any successor provision, and the regulations promulgated thereunder.

“Senior Executive” means the CEO and any other officer of ARAMARK or of any subsidiary of ARAMARK.

3. Participation. The CEO and the other Senior Executives shall be eligible to be designated as Participants in this Plan. This Plan shall apply only to the CEO and to those additional Senior Executives designated by the Committee, in writing, as Participants for each fiscal year of the Company.

4. Performance Measures. The annual (i.e., fiscal year) performance goals shall be based on attainment of target levels of, a targeted percentage increase in, or, to the extent permitted under Section 162(m), solely the achievement of, one or more of the following Company or business group measures (all capitalized terms not defined herein shall have the meanings contained in ARAMARK’s audited financial statements for the relevant performance period): (1) Earnings Before Interest and Taxes (“EBIT”), (2) Return on Net Assets (“RONA”), (3) Net Income, (4) After Tax Return on Investment (“ATROI”), (5) Sales, (6) Revenues, (7) Earnings Per Share, (8) Total Shareholder Return, (9) Return on Equity (“ROE”), (10) Return on Investment (“ROI”), (11) Total Business Return, (12) Return on Gross Investment (“ROGI”), (13) Operating Cash Flow, (14) Free Cash Flow, (15) Operating Income, (16) Pretax Income or (17) stock price appreciation. The measures may be based on absolute ARAMARK performance or ARAMARK performance relative to a peer group or other external measure of selected performance. In all events, the annual performance goals shall be established in a manner intended to comply with the requirements of Section 162(m).

5. Performance Period. The performance period shall be ARAMARK’s fiscal year, or such shorter period as determined by the Committee.

6. Individual Maximum Amounts. The maximum annual performance bonus payable to any Participant in respect of any fiscal year under this Plan is $4,500,000 (disregarding any appreciation during any period of deferral under Section 7(e) below). For performance periods less than 12 months, the maximum award will be adjusted in proportion to the duration of the performance period.

7. ADMINISTRATION

(a) Committee. The Committee shall have the sole and exclusive authority to administer this Plan, including the interpretation of the terms hereof. The Committee shall be entitled to rely on information, opinions, reports and statements presented to the Committee by officers, employees and outside professionals and experts, including ARAMARK’s financial statements. Any determination by the Committee hereunder shall be final and binding on all Participants, their beneficiaries and the Company.

(b) Setting of Annual Goals and Annual Bonus Amounts.

(i) The Committee shall, for each fiscal year, establish in writing the bonus amount and the performance goal or goals for each Participant based on one or more of the performance measures listed in Section 4 above, not later than 90 days after the beginning of such fiscal year (or prior to the expiration of 25% of the performance period, if the performance period is less than one year), so long as, at that time, the attainment of such performance goal or goals is substantially uncertain (within the meaning of Section 162(m)). The Committee may establish different performance measures and different individual maximum amounts for each Participant.

(ii) Subject at all times to Section 6 above, in connection with the foregoing, a Participant’s bonus amount may be equal to a specified share of a pre-established bonus pool. Such bonus pool may be a pre-established aggregate dollar amount, or may, to the extent in compliance with Section 162(m), be based on the percentage of a specified performance measure (e.g., a percentage of Pretax Income). In no event will the total amount of all specified shares of any bonus pool for any given performance period exceed 100% of such bonus pool.

(c) Adjustment for Extraordinary Items. The Committee shall adjust, upward or downward, to the extent permitted by Section 162(m), the performance goals to reflect (i) a change in accounting standards or principles, (ii) a significant acquisition or divestiture, (iii) a significant capital transaction, or (iv) any other unusual, nonrecurring items which are separately identified and quantified in ARAMARK’s audited financial statements, so long as such accounting change is required or such transaction or nonrecurring item occurs after the goals for the fiscal year are established, and such adjustments are stated at the time that the performance goals are determined. The Committee may also adjust, upward or downward, as applicable, the performance goals to reflect any other extraordinary item or event, so long as any such item or event is separately identified as an item or event requiring adjustment of such goals at the time the performance goals are determined, and such item or event occurs after the goals for the fiscal year are established. In all events, any adjustments to be made to the performance goals shall be disclosed in a manner intended to satisfy the requirements of Section 162(m).

(d) Negative Discretion. At the time the extent of attainment of the annual performance goals is determined by the Committee, the Committee at its sole discretion may reduce, but may not increase, the amount of the annual performance bonus that would be otherwise payable to a Participant under this Plan. The Committee may take into consideration any and all factors relating to ARAMARK’s and the Participant’s performance for such fiscal year.

(e) Payment Only Upon Attainment or Performance Goals.

(i) An annual performance bonus shall be paid to a Participant under this Plan only in accordance with the terms of this Plan and only upon the attainment of the annual performance goals established, adjusted and applied by the Committee for such Participant. Except as explicitly provided in this Plan, no waiver or modification of the goals may be made. The Committee shall be the sole and exclusive arbiter of the extent, if any, to which the annual performance goals have been attained, and the amount of the annual performance bonus payable hereunder. Prior to the payment of any annual performance bonus to any Participant under this Plan, the Committee shall certify in writing the extent to which the annual performance goals for such Participant have been attained.

(ii) After Committee certification of the attainment of the performance goals, awards may be paid immediately (but in no event later than March 15 of the calendar year following the calendar year in which the performance period ends) or may be deferred; provided that (A) payment of any bonus award will only be made to Participants who were employed with the Company or one of its subsidiaries on the last day of the applicable performance period, and (B) the deferral of any bonus award may only be made if (I) the Participant irrevocably elects to defer his or her award on or before the date that is six months prior to the end of the applicable performance period in respect of which the award is payable; and (II) such Participant remains continuously employed by ARAMARK from the later of the beginning of the applicable performance period or the date the performance criteria are established in accordance with Section 7(b), through the date of such deferral election. Awards may be in the form of cash, common shares of ARAMARK stock, restricted stock units that are settled in common shares of ARAMARK stock or a combination thereof.

8. Additional Terms. Unless otherwise specifically provided by this Plan or by the Committee or unless not permitted by Section 162(m), the administrative terms of the ARAMARK Management Incentive Bonus Plan (as the same shall be in effect from time to time) (“MIB”) shall apply to bonus awards payable under this Plan, including by way of example terms relating to such matters as the ability to defer receipt of payment of an annual performance bonus; provided, however, that in the event of a conflict between this Plan and the MIB, this Plan shall govern.

9. Stockholder Approval. This Plan shall be effective upon its approval by the stockholders of ARAMARK.

10. Amendment. The Committee may, without further action by the stockholders, amend the Plan from time to time as it deems desirable; provided, that no such amendment may increase the group of employees who may receive compensation under the Plan identified in Section 3 above, change the permitted performance measures set forth in Section 4 above, increase the maximum bonus payable under the Plan as set forth in Section 6 above or make any other change requiring further stockholder approval under Section 162(m).

11. Duration and Termination. This Plan, unless earlier terminated, shall be effective through fiscal year 2016. The board of directors may, in its discretion, terminate this Plan at any time.

12. Compliance with IRC Section 409A. This Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (any related regulations and guidance promulgated thereunder) (“Section 409A”) and will be interpreted in a manner intended to comply with Section 409A. In furtherance thereof, no payments may be accelerated under this Plan other than to the extent permitted under Section 409A. To the extent that any provision of this Plan violates Section 409A such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s termination of employment the Participant is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then ARAMARK shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the participant) until the date that is six months following the Participant’s termination of employment (or the earliest date as is permitted under Section 409A) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Committee shall implement the provisions of this section in good faith; provided that neither ARAMARK, nor the Committee nor any of ARAMARK’s or its subsidiaries’ employees or representatives shall have any liability to participants with respect to this section.

13. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

Approved: November 16, 2011